                                                                        EX-99.m2


                         DISTRIBUTION PLAN RELATING TO

                        THE BRINSON FUND-CLASS N SHARES

                              OF THE BRINSON FUNDS


     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by The Brinson Funds (the "Trust") on behalf of the Brinson Fund-Class N shares (each individually a "Class" and collectively, the "Classes") of each of the series of the Trust as listed on Schedule A attached hereto (which may be amended from time to time to add or delete series). Each series listed on Schedule A is referred to herein individually as a "Fund" or collectively as the "Funds". The Plan is adopted for the use of Brinson Fund-Class N shares of the Funds and any Brinson Fund-Class N shares of separate series of the Trust hereinafter organized. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the trustees who are not interested persons of the Trust (as that term is defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board of Trustees of the Trust determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval included a determination by the Trustees that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of the Brinson Fund-Class N shares of each Fund.

     The provisions of the Plan are:

     1. Each Class shall reimburse Brinson Partners, Inc. (the "Manager"), Funds Distributor, Inc. (the "Distributor") or others for all expenses incurred by such parties in the promotion and distribution of the shares of the Class, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Class, the Manager on behalf of the Class, the Distributor, the Fund's transfer agent, shareholder servicing agent, administrator or sub-administrator on behalf of the Class, which form of agreement has been approved from time to time by the trustees, including the non-interested trustees.

     2.   The maximum aggregate amount which may be reimbursed by a Class to such parties pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Class. Said reimbursement shall be made quarterly by the Class to such parties.
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                                                                        EX-99.m2


     3. The Manager and the Distributor shall collect and monitor the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others under the Plan as to a Fund's Class, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to a Fund's Class in order to enable the Board to make an informed determination of whether the Plan should be continued for such Class.

     4. The Plan shall continue in effect for each Class for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

     5. The Plan, or any agreements entered into pursuant to the Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of a Class with respect to that Class, or by vote of a majority of the non-interested trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Trust on behalf of the relevant Funds of the Trust and the Manager.

     6. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by a Class for distribution pursuant to Paragraph 2 hereof without approval by a majority of the outstanding voting securities of the Class.

     7. All material amendments to the Plan, and any agreements entered into pursuant to the Plan, shall be approved by the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreement.

     8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

     9.   This Plan shall take effect on the 30th day of June, 1997.
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                                                                        EX-99.m2


     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund, the Manager and the Distributor as evidenced by their execution hereof.

                                    THE BRINSON FUNDS


                                    /s/ Carolyn M. Burke
                                    --------------------------
                                    Carolyn M. Burke
                                    Secretary


                                    BRINSON PARTNERS, INC.


                                    /s/ E. Thomas McFarlan
                                    --------------------------
                                    E. Thomas McFarlan
                                    President


                                    FUNDS DISTRIBUTOR, INC.


                                    /s/ Marie E. Connolly
                                    --------------------------
                                    Marie E. Connolly
                                    President and Chief Executive Officer

                                                                        EX-99.m2


                                 SCHEDULE "A"*


Series subject to the Distribution Plan relating to the following class of shares of The Brinson Funds:

                                     Series
                                     ------

                         Brinson Global Fund - Class N
                      Brinson Global Equity Fund - Class N
                       Brinson Global Bond Fund - Class N
                      Brinson U.S. Balanced Fund - Class N
                       Brinson U.S. Equity Fund - Class N
            Brinson U.S. Large Capitalization Equity Fund - Class N
                        Brinson U.S. Bond Fund - Class N
                     Brinson Non-U.S. Equity Fund - Class N



Date: June 30, 1998






* As approved 5/19/97 and revised 11/24/97